Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Entry into Exchange and Purchase Agreements with Certain Holders of Outstanding 2.875% Convertible Senior Notes due 2015 for Common Stock and Cash

INCLINE VILLAGE, Nev., February 7, 2014, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it entered into exchange and purchase agreements with certain holders of approximately $131.7 million aggregate principal amount of outstanding 2.875% Convertible Senior Notes due 2015 (2015 Notes). The exchange agreements provide for the issuance, by the Company, of shares of common stock and a cash payment for the 2015 Notes being exchanged, and the purchase agreement provides for a cash payment for the 2015 Notes being repurchased. The Company will issue a total of approximately 20.3 million shares of its common stock and pay an aggregate cash payment of approximately $34.2 million pursuant to the exchange and purchase agreements. Consummation of these transactions is conditioned on customary closing conditions and there is no assurance the Company will ultimately consummate the acquisition of any of its 2015 Notes. RBC Capital Markets is acting as the dealer manager for the private exchanges and repurchase.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

final expiration of our existing patents in December 2014;

the outcome of pending litigation or disputes;

the failure of licensees to comply with existing license agreements, including any failure to pay royalties due;

our ability to protect our patent and other intellectual property rights through litigation or other means;

positive or negative results in our attempt to acquire new income-generating assets, including new patents or royalty rights;

the productivity of acquired income-generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

the ability of our licensees, or other third parties from which we receive royalty payments, to maintain or obtain regulatory approvals for the products subject to royalties; and

fluctuations in foreign currency exchange rates.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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